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                                                                      EXHIBIT 11


                        MELITA INTERNATIONAL CORPORATION
                   COMPUTATION OF PRO FORMA EARNINGS PER SHARE
             (IN THOUSANDS, EXCEPT FOR SHARE AND PER SHARE AMOUNTS)


                                                                                      Nine Months
                                                                                  Ended September 30,
                                                                                    1998       1997
                                                                                    ----       ----
                           DILUTED
                           Weighted average common stock outstanding               15,179      8,000
                           Effect of the combination(1)                                --      3,143
                           Effect of issuance of shares in IPO                         --      1,709
                           Dilutive effect of common stock equivalents                843        510
                           Cheap stock adjustment(2)                                   --        100
                           Effect of shareholder distribution(3)                       --        394
                                                                                   ------     ------
                           Weighted average common and common equivalent shares    16,022     13,856
                                                                                   ======     ======
                           Net income after income tax                              8,351      8,131
                           Earnings per share                                         .52        .59
                                                                                   ======     ======
                           Pro forma net income                                                5,173
                           Pro forma earnings per share                                          .37
                                                                                              ======


(1) Reflects pro forma issuance of 3,143 shares of Common Stock in connection with the combination of Melita International Corporation, Melita Europe Limited and Inventions, Inc.

(2) Pursuant to Securities and Exchange Commission Staff Accounting Bulletin No. 83, common stock and common stock equivalents issued at prices below the assumed initial public offering price per share ("cheap stock") during the twelve months immediately preceding the initial filing date of the Company's Registration Statement for its public offering have been included as outstanding for all periods presented.

(3) Pursuant to Staff Accounting Bulletin 1B.3, pro forma earnings per share gives effect to the issuance by the Company of the numbers of shares that, of the assumed public offering price, would yield proceeds in the amount necessary to pay the shareholder distribution that is not covered by the earnings during the period.








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